LOAN AND SECURITY AGREEMENT

                                   by and among

                     CONGRESS FINANCIAL CORPORATION (CENTRAL)
                                    as Lender

                                       and

                                HUNTCO STEEL, INC.
                              MIDWEST PRODUCTS, INC.
                                   as Borrowers

                                    HUNTCO INC.
                                HUNTCO NEVADA, INC.
                                 HSI AVIATION, INC.
                                   as Guarantors


                                 TABLE OF CONTENTS

SECTION 1.   DEFINITIONS

SECTION 2.   CREDIT FACILITIES

2.1  Loans
2.2  Letter of Credit Accommodations
2.3  Availability Reserves

SECTION 3.   INTEREST AND FEES

3.1  Interest
3.2  Closing Fee
3.3  Syndication Fee
3.4  Servicing Fee
3.5  Unused Line Fee
3.6  Changes in Laws and Increased Cost of Loans

SECTION 4.   CONDITIONS PRECEDENT

4.1  Conditions Precedent to Initial Loans and Letter of Credit
      Accommodations
4.2  Conditions Precedent to Blytheville Fixed Asset Availability
4.3  Conditions Precedent to All Loans and Letter of Credit
      Accommodations

SECTION 5.   GRANT OF SECURITY INTEREST

SECTION 6.   COLLECTION AND ADMINISTRATION

6.1  Borrowers' Loan Accounts
6.2  Statements
6.3  Collection of Accounts
6.4  Payments
6.5  Authorization to Make Loans
6.6  Appointment of Agent for Requesting Loans and
      Receipts of Loans and Statements
6.7  Use of Proceeds

SECTION 7.   COLLATERAL REPORTING AND COVENANTS

7.1  Collateral Reporting
7.2  Accounts Covenants
7.3  Inventory Covenants
7.4  Equipment and Real Property Covenants
7.5  Right to Cure
7.6  Power of Attorney
7.7  Access to Premises

SECTION 8.   REPRESENTATIONS AND WARRANTIES

8.1  Corporate Existence, Power and Authority; Subsidiaries
8.2  Financial Statements; No Material Adverse Change
8.3  Chief Executive Office; Collateral Locations
8.4  Priority of Liens; Title to Properties
8.5  Tax Returns
8.6  Litigation
8.7  Compliance with Other Agreements and Applicable Laws
8.8  Bank Accounts
8.9  Environmental Compliance
8.10 Employee Benefits
8.11 Capitalization
8.12 Accuracy and Completeness of Information
8.13 Survival of Warranties; Cumulative

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

9.1  Maintenance of Existence
9.2  New Collateral Locations
9.3  Compliance with Laws, Regulations, Etc.
9.4  Payment of Taxes and Claims
9.5  Insurance
9.6  Financial Statements and Other Information
9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc.
9.8  Encumbrances
9.9  Indebtedness
9.10 Loans, Investments, Guarantees, Etc.
9.11 Dividends and Redemptions
9.12 Transactions with Affiliates
9.13 Additional Bank Accounts
9.14 Compliance with ERISA
9.15 After Acquired Real Property
9.16 Net Worth
9.17 Year 2000 Compliance
9.19 Costs and Expenses
9.20 Further Assurances

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default
10.2 Remedies

SECTION 11.   JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury
      Trial Waiver
11.2 Waiver of Notices
11.3 Amendments and Waivers
11.4 Waiver of Counterclaims
11.5 Indemnification

SECTION 12.   TERM OF AGREEMENT; MISCELLANEOUS

12.1 Term
12.2 Notices
12.3 Partial Invalidity
12.4 Successors
12.5 Entire Agreement




INDEX TO EXHIBITS AND SCHEDULES


Exhibit A	Information Certificate for Huntco Steel, Midwest, Huntco, Huntco
Nevada and HSIA

Schedule 1.6      Blytheville Collateral

Schedule 1.40     Existing Lenders

Schedule 1.41     Existing Letters of Credit

Schedule 6.5      Authorized Persons to Request Advances

Schedule 8.4      Existing Liens

Schedule 8.8      Bank Accounts

Schedule 8.9      Environmental Compliance

Schedule 9.9      Existing Indebtedness

Schedule 9.10     Loans, Advances and Guarantees




                         LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated April 15, 1999 is entered into by and among Congress Financial Corporation (Central), an Illinois corporation ("Lender") and Huntco Steel, Inc., a Delaware corporation ("Huntco Steel"), Midwest Products, Inc., a Missouri corporation ("Midwest", and together with Huntco Steel, individually, each a "Borrower" and collectively, "Borrowers") and Huntco Inc., a Missouri corporation ("Huntco"), Huntco Nevada, Inc., a Nevada corporation ("Huntco Nevada") and HSI Aviation, Inc., a Missouri corporation ("HSIA"; and together with Huntco and Huntco Nevada, individually, each a "Guarantor" and collectively, "Guarantors").


                             W I T N E S S E T H:


WHEREAS, Borrowers and Guarantors have requested that Lender enter into certain financing arrangements with Borrowers pursuant to which Lender may make loans and provide other financial accommodations to each Borrower; and

WHEREAS, Lender is willing to make such loans and advances and provide such financial accommodations on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrowers pursuant to the definition set forth in the recitals hereto, unless the context otherwise requires, shall mean each and all of them and their respective successors and assigns, individually and collectively, jointly and severally. All references to Guarantors pursuant to the definition set forth in the recitals hereto, unless the context otherwise requires, shall mean each and all of them and their respective successors and assigns, individually and collectively, jointly and severally. All references to Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 "Accounts" shall mean all present and future rights of each Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3 "Affiliate" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of voting securities of such Person or other equity interests in such Person; (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of voting securities or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests; and (c) any director, officer or employee of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender, may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect or have a reasonable likelihood of adversely affecting either (i) the Collateral or any other property which is security for the Obligations, its value or the amount which may be realized by Lender from the sale or other disposition thereof, or
(ii) the assets or financial condition of Borrower or any Obligor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. The amount of any Availability Reserve established by Lender shall have a reasonable relationship to the event, condition or circumstance which is the basis for such reserve as determined by Lender in good faith.

1.5 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

1.6 "Blytheville Collateral" shall mean the Equipment located at the premises of Huntco Steel in Blytheville, Arkansas and the Real Property of Huntco Steel in Blytheville, Arkansas, in each case as described on Schedule
1.6 hereto, which are subject to the Capital Leases of Huntco Steel with the City, as in effect on the date hereof to secure the Indebtedness of Huntco Steel to the City permitted under Section 9.9 hereof.

1.7 "Blytheville Fixed Asset Availability" shall mean, as to Huntco Steel, on and after the date that each of the conditions set forth in Section 4.2 have been satisfied, the amount equal to $4,750,000, as reduced effective as of the first day of each month commencing June 1, 1999 by an amount equal to $65,972.22.

1.8 "Blytheville Mortgage" shall mean the Fee and Leasehold Mortgage and Security Agreement and Assignment of Leases and Rents by Huntco Steel in favor of Lender with respect to the Real Property and related assets constituting part of the Blytheville Collateral, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.9 "Blytheville 1992 Bond Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Trust Indenture, dated as of June 1, 1992, between the City, as issuer and the Blytheville 1992 Bond Trustee, as trustee, (b) the Lease Agreement, dated as of June 1, 1992, between the City, as lessor and Huntco Steel, as lessee, and
(c) all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection with any of the foregoing.

1.10 "Blytheville 1992 Bonds" shall mean, collectively, the City of Blytheville, Arkansas Industrial Development Revenue Bonds (Huntco Steel, Inc. Project) Series 1992 issued by the City in the original principal amount of $2,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.11 "Blytheville 1992 Bond Trustee" shall mean BNY Trust Company of Missouri, a Missouri trust company, in its capacity as successor trustee to Worthen Trust Company, Inc., Little Rock, Arkansas, for the holders of the Blytheville 1992 Bonds and any successor, replacement or additional trustee, and their respective successors and assigns.

1.12 "Blytheville 1995 Bonds" shall mean, collectively, the City of Blytheville, Arkansas, Taxable Industrial Development Revenue Bonds (Huntco Steel, Inc. Project) Subordinate Series 1995 issued by the City in the original principal amount of up to $30,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.13 "Blytheville 1996 Bonds" shall mean, collectively, the City of Blytheville, Arkansas, Taxable Industrial Development Revenue Bonds (Huntco Steel, Inc. Project) Subordinate Series 1996 issued by the City in the original principal amount of up to $12,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.14 "Blytheville Subordinate Bond Agreements" shall mean collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Trust Indenture, dated as of May 1, 1995, between the City and the Blytheville Subordinate Bond Trustee, as amended pursuant to the First Supplemental Trust Indenture, dated as of January 1, 1996; (b) the Lease Agreement, dated as of May 1, 1995, between the City, as lessor, and Huntco Steel, as lessee, as amended pursuant to the First Amendment to Lease Agreement, dated as of January 1, 1996; and (c) all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor in connection with any of the foregoing.

1.15 "Blytheville Subordinate Bonds" shall mean, collectively, the Blytheville 1995 Bonds and the Blytheville 1996 Bonds.

1.16 "Blytheville Subordinate Bond Trustee" shall mean Huntco Nevada, Inc., a Nevada corporation in its capacity as trustee for the holders of the Blytheville Subordinate Bonds and any successor, replacement or additional trustee, and their respective successors and assigns.

1.17 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of Illinois or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.18 "Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.19 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or interests in any limited liability company at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.20 "Cash Equivalents" shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty
(180) days or less issued by a corporation (except an Affiliate of Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.21 "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of any Borrower or Guarantor (other than Huntco); (d) during any period of one (1) year, individuals who at the beginning of such period constituted the Board of Directors of any Borrower or Guarantor (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of such Borrower or Guarantor, then still in office; (e) the failure of Huntco to own one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Huntco Nevada (other than as a result of a merger permitted under Section 9.7 hereof); and (f) the failure of Huntco Nevada to own one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Huntco Steel and Midwest (other than as a result of a merger permitted under Section
9.7 hereof).

1.22 "City" shall mean the City of Blytheville, Arkansas, a municipality duly existing under the laws of the State of Arkansas, and its successors and assigns.

1.23 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.24    "Collateral" shall have the meaning set forth in Section 5.1 hereof.

1.25 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Lender, from any lessor of premises to a Borrower or Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the security interest of Lender in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Lender access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise the rights and remedies of Lender and otherwise deal with such Collateral.

1.26 "Eligible Accounts" shall mean, as to each Borrower, the Accounts created by such Borrower which satisfy and at all times continue to satisfy the criteria set forth below as determined by Lender in good faith. Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Lender's request, Borrowers shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Lender's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (f) the account debtor has delivered to Borrowers an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and if required by Lender, the original of such letter of credit has been delivered to Lender or the agent of Lender and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or
(iii) such Account is otherwise acceptable in all respects to Lender (subject to lending formula with respect thereto as Lender may determine);

(f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which have impaired the validity, enforceability or collectability of such Account or reduced the amount payable or delayed payment thereunder (provided, that, to the extent there are facts or occurrences which have only reduced the amount payable thereunder, then the portion of such Accounts which are not reduced may still be an Eligible Account);

(i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower directly or indirectly;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

(m) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice for them, which constitute more than fifty (50%) percent of the total Accounts of such account debtor; and

(n) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower consistent with its current practice as of the date hereof or as modified after the date hereof by Borrowers in good faith and as is reasonably acceptable to Lender (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

(o) such Accounts are owed by account debtors deemed creditworthy at all times by such Borrower consistent with its current practice as of the date hereof and who are reasonably acceptable to Lender.
Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.27 "Eligible Equipment" shall mean, as to each Borrower, Equipment owned by such Borrower as of the date hereof and included in the appraisal of the Equipment by Norman Levy & Associates, Inc. received by Lender on or before the date hereof and which is addressed to Lender and upon which Lender is expressly permitted to rely, which Equipment is in good order, repair, running and marketable condition, located at such Borrower's premises and acceptable to Lender in all respects. In general, Eligible Equipment shall not include:
(a) Equipment at premises other than those owned or leased and controlled by such Borrower, except as to premises that are leased by such Borrower, only if Lender shall have received a Collateral Access Agreement from the owner and lessor of such premises in form and substance satisfactory to Lender; (b) Equipment subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (c) Equipment which is not located in the continental United States of America; (d) Equipment which is not subject to the first priority, valid and perfected security interest of Lender; (e) worn-out obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower's business as presently conducted; (f) computer hardware; or (g) tooling. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

1.28 "Eligible Inventory" shall mean, as to each Borrower, the Inventory consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods which satisfy the criteria set forth below as determined by Lender in good faith. Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in the business of such Borrower; (f) Inventory at premises other than those owned and controlled by any Borrower, except any Inventory which would otherwise be deemed Eligible Inventory at locations which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory if: (i) as to premises leased by such Borrower, Lender shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and lessor of such premises and (ii) as to premises of third parties (including consignees and processors), Lender shall have received a Collateral Access Agreement duly authorized, executed and delivered by the owner and operator of such premises, and in addition, if required by Lender: (A) the owner and operator executes appropriate UCC-1 financing statements in favor of such Borrower, which are duly assigned to Lender and (B) any secured lender to the owner and operator is properly notified of the first priority lien on such Inventory of Lender;
(g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory (other than slow moving Inventory that is readily saleable [as determined in a manner consistent with the current practices of Borrowers]); (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment (except as otherwise provided in Section 1.28(f) above). Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.29 "Eligible New Equipment" shall mean, as to each Borrower, Equipment owned by such Borrower and acquired after the date hereof and which is not included in the appraisal referred to in Section 1.27 above, which would otherwise constitute Eligible Equipment pursuant to the criteria set forth in
Section 1.27 above. Any Equipment which is not Eligible New Equipment shall nevertheless be part of the Collateral.

1.30 "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between each Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.31 "Equipment" shall mean all of each Borrower's now owned and hereafter acquired or leased equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.32 "Equipment Availability" shall mean, as to Huntco Steel the amount equal to $34,800,000, as reduced effective as of the first day of each month commencing June 1, 1999 by an amount equal to $483,333.33 and, as to Midwest, the amount equal to $881,000, as reduced effective as of the first day of each month commencing June 1, 1999 by an amount equal to $12,236.11, provided, that:

(a) upon the written request of Huntco, the Equipment Availability as to a Borrower may be increased at any time after the first anniversary of the date hereof, but no more than once in any twenty-four (24) month period, effective as of the first day of the month after each of the conditions set forth below are satisfied, to an amount equal to eighty (80%) percent of the orderly liquidation value of the Eligible Equipment and the Eligible New Equipment then owned by such Borrower (calculated based on an updated appraisal as described below); provided, that, any such increase in the Equipment Availability as to such Borrower shall only be effective if each of the following conditions is satisfied: (i) Lender shall have received the written request of Huntco for such increase not less than fifteen (15) Business Days prior to the effective date of such increase, (ii) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (iii) Lender shall have received an updated appraisal of the Eligible Equipment and the Eligible New Equipment of such Borrower by an independent appraiser acceptable to Lender and in form, scope and methodology acceptable to Lender and addressed to Lender and on which Lender is expressly permitted to rely, which appraisal is conducted no earlier than forty-five (45) days prior to the effective date of such increase, (iv) Lender shall have received such appraisal not less than ten (10) days prior to the effective date of such increase and (v) on and after the effective date of such increase in the Equipment Availability, as of the first day of each month thereafter, the Equipment Availability for such Borrower shall be reduced by an amount equal to the Equipment Availability for such Borrower as so increased divided by sixty (60); and

(b) upon the written request of Huntco, the Equipment Availability as to a Borrower may be increased at any time and from time to time after the date hereof by an amount equal to seventy (70%) percent of the Hard Costs of Eligible New Equipment purchased by such Borrower after the date hereof, provided that, (i) any such increase shall be effective as of the first Business Day after Lender has notified Huntco that each of the following conditions with respect to such purchase by such Borrower have been satisfied:
(A) Lender shall have received from Huntco not less than fifteen (15)
Business Days prior written notice of the proposed increase in the Equipment Availability, which notice shall specify the following: (1) the proposed date and amount of the purchase by such Borrower of the Eligible New Equipment which is to be the basis for such increase, (2) the Borrower that is making such purchase, (3) a list and description of the Eligible New Equipment (by model, make, manufacturer, serial no. and/or such other identifying information as may be appropriate, as determined by Lender), (4) the Hard Costs and the total purchase price for the Eligible New Equipment to be purchased with the proceeds of such increase in the Equipment Availability (and the terms of payment of such purchase price), and (5) such other information and documents as Lender may from time to time require related thereto, (B) Lender shall have a valid and perfected first security interest in and lien upon the Eligible New Equipment to be purchased with the proceeds of the increase in the Equipment Availability and the Eligible New Equipment shall be free and clear of all other liens, security interests, claims or other encumbrances, and Borrowers shall have delivered to Lender such evidence thereof, as Lender may from time to time, require, (C) Lender shall have received copies of all agreements, documents and instruments relating to the sale of the Eligible New Equipment to such Borrower, including, without limitation, any purchase orders, invoices, bills of sale or similar documents and (D) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (ii) the Eligible New Equipment which is the basis for such increase was not included in the calculation of any increase in the Equipment Availability pursuant to the exercise by Borrowers of the option to increase the Equipment Availability under Section 1.32(a) above, and (iii) on and after the effective date after any such increase in the Equipment Availability to a Borrower, as of the first day of each month thereafter, the Equipment Availability for such Borrower shall be reduced by an amount equal to the sum of: (A) $483,333.33 in the case of Huntco Steel or $12,236.11 in the case of Midwest (or at any time after any increase in the Equipment Availability for a Borrower pursuant to Section 1.32(a) above, then the amount of each reduction in the Equipment Availability calculated as provided in Section 1.32(a)(v) above), plus (B) the amount equal to the increase in the Equipment Availability for such Borrower divided by seventy-two (72).

1.33 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.34 "ERISA Affiliate" shall mean any person required to be aggregated with any Borrower or any Subsidiary of any Borrower under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.35 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Huntco on behalf of such Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of such Borrower.

1.36 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.37 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.38 "Excess Availability" shall mean, as to each Borrower, the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to such Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory plus the Equipment Loan Availability and, to the extent applicable, the Blytheville Fixed Asset Available, in each case as applicable to such Borrower, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit (as then in effect), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations of such Borrower (other than the Obligations arising pursuant to the guarantee by such Borrower of the Obligations of the other Borrower), plus (ii) the aggregate amount of all trade payables and other obligations of such Borrower which are more than sixty (60) days past due as of such time (other than trade payables which are the subject of a bona fide dispute between such Borrower and the vendor or supplier to who such payable is owed) and including the amount of any checks issued by such Borrower to pay such trade payables and other obligations which are more than sixty (60) days past due, but not yet sent.

1.39 "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.40    "Existing Lenders" shall mean the lenders to Borrowers listed on
Schedule 1.40 hereto (and including Mercantile Bank National Association in its capacity as collateral agent acting for such lenders and the Private Noteholders).

1.41 "Existing Letters of Credit" shall mean, collectively, the letters of credit issued for the account of a Borrower or Guarantor or for which such Borrower or Guarantor is otherwise liable listed on Schedule 1.41 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.42 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.43 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

1.44 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

1.45 "Hard Costs" shall mean, with respect to the purchase by a Borrower of an item of Eligible New Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, trade-in allowances, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

1.46 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.47 "Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time.

1.48 "Information Certificate" shall mean the Information Certificates with respect to each Borrower and Guarantor constituting Exhibit A hereto containing material information with respect to such Borrower and Guarantor, its business and assets provided by or on behalf of Borrowers and Guarantors to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.49 "Intercompany Loan Agreement" shall mean the Loan Agreement, dated October 21, 1996, by and between Huntco Nevada and Huntco Steel, providing for revolving loans by Huntco Nevada to Huntco Steel from time to time up to a maximum principal amount of $75,000,000 outstanding at any time, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, or replaced.

1.50 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, a Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.51    "Interest Rate" shall mean the following:

(a) subject to clause (b) and (c) below, as to Prime Rate Loans, a rate equal to one-half (1/2%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and one-quarter (2 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower (or Huntco on behalf of such Borrower) as in effect three (3) Business Days after the date of receipt by Lender of the request of a Borrower (or Huntco on behalf of such Borrower) for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Huntco);

(b) notwithstanding anything to the contrary set forth in clause (a) above, the Interest Rate shall mean as to Prime Rate Loans, a rate equal to one-quarter (1/4%) percent per annum in excess of the Prime Rate, and as to Eurodollar Rate Loans, a rate equal to two (2%) percent per annum in excess of the Adjusted Eurodollar Rate, effective as of January 1 of any year after each of the following conditions is satisfied as determined by Lender: (i) the Pre-Tax Income of Huntco and its Subsidiaries for the immediately preceding fiscal year (commencing with the fiscal year ending on December 31, 1999) as set forth in the audited financial statements of Huntco and its Subsidiaries for such fiscal year delivered to Lender, together with the unqualified opinion of the independent certified accountants, in accordance with Section
9.6 hereof shall equal or exceed $2,000,000 and (ii) no Event of Default or act, condition or event which with notice or passage of time would constitute an Event of Default shall exist or have occurred and be continuing, provided, that, unless and until Lender shall have received such audited financial statements for purposes of calculating the Pre-Tax Income in the immediately preceding year, Borrowers shall pay the rates provided for in Section 1.51(a) above, but as of the first day of the month after the receipt of such financial statements and upon the satisfaction of the conditions set forth herein, Lender shall adjust the account of Borrowers to reflect such reduction; and

(c) notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two and one-half (2 1/2%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and one-quarter (4 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (i) either
(A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (ii) on the Loans to a Borrower at any time outstanding in excess of the amounts available to such Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

1.52 "Inventory" shall mean all of each Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.53 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either
(a) issued or opened by Lender for the account of any Borrower or Obligor or
(b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer (including the Existing Letters of Credit).

1.54 "Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of a Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.55 "Material Adverse Effect" shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of Borrowers and Guarantors (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral or any other property which is security for the Obligations, or the value of the Collateral or such other property; (e) the ability of any Borrower to repay the Obligations or of any Borrower or Guarantor to perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

1.56 "Maximum Credit" shall mean $140,000,000, provided, that, the Maximum Credit may be reduced at the option of Huntco one time without premium or penalty by up to $50,000,000, so long as (a) Lender shall have received not less than five (5) Business Days prior written notice of the exercise by Borrowers of such option and (b) as of the date of such reduction and after giving effect thereto, the aggregate amount of the Loans and Letter of Credit Accommodations outstanding shall be less than the Maximum Credit as so reduced.

1.57 "Mortgages" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Blytheville Mortgage; (b) the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Chattanooga, Tennessee; (c) the Open-End Mortgage and Security Agreement by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Berkeley County, South Carolina; (d) the Mortgage, Security Agreement, Financing Statement and Assignment of Leases and Rents and Fixture Filing by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Gallatin County, Kentucky; (e) the Mortgage, Security Agreement and Fixture Filing by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Madison, Illinois, (f) the Leasehold Real Estate Mortgage Assignment of Rents, Security Agreement and Financing Statement by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Catoosa, Oklahoma; (g) the Deed of Trust and Security Agreement by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Greene County, Missouri; (h) the Deed of Trust and Security Agreement Assignment of Leases and Rents by Huntco Steel in favor of Lender with respect to the Real Property and related assets of Huntco Steel located in Pasadena, Texas; and (i) the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing by Midwest in favor of Lender with respect to the Real Property and related assets of Midwest located in Strafford, Missouri.

1.58 "Net Amount of Eligible Accounts" shall mean, as to each Borrower, the gross amount of the Eligible Accounts of such Borrower less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.59 "Net Worth" shall mean as to any Person, at any time, the net worth of such Person calculated in accordance with GAAP. For purposes of Section 9.16 hereof, the application of GAAP to the calculation of Net Worth of any Borrower or Guarantor shall be consistent with the current practices of Borrowers and Guarantors as in effect on the date hereof.

1.60 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Lender and/or Lender's Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.61 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

1.62 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.63 "Pre-Tax Income" shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or one-time gains and any non-cash losses or charges) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and before deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to a Borrower or a wholly-owned Subsidiary of such person; (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; and
(c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to a Borrower or to any other wholly-owned Subsidiary of a Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain (but not loss), together with any related Provision of Taxes for such gain (but not loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.64 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.65 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.66 "Private Note Agreements" shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Private Notes; (b) the Note Purchase Agreements, dated July 14, 1995, by and among Huntco and the Private Noteholders, as amended pursuant to the First Amendment to Note Purchase Agreements, dated as of March 24, 1998, by and among Huntco and the Private Noteholders; (c) the Subsidiary Guaranty, dated March 24, 1998, issued by HSIA in favor of the Private Noteholders; (d) the Subsidiary Guaranty, dated July 14, 1995, issued by Huntco Nevada, Huntco Steel and Midwest in favor of the Private Noteholders; and (e) all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Obligor in connection with any of the foregoing.

1.67 "Private Noteholders" shall mean, collectively, each and all of the following and their respective successors and assigns: (a) Principal Life Insurance Company; (b) Nippon Life Insurance Company of America; (c) TransAmerica Life Insurance and Annuity Company; (d) TransAmerica Assurance Company; (e) TransAmerica Occidental Life Insurance Company; (f) ProvidentMutual Life and Annuity Company of America; (g) Berkshire Life Insurance Company; (h) the Security Mutual Life Insurance Company of Lincoln, Nebraska; and (i) any other person that at any time is a holder of any of the Private Notes.

1.68 "Private Notes" shall mean, collectively, the 8.13% Notes due July 15, 2005, dated July 14, 1995 issued by Huntco pursuant to the Note Purchase Agreements, dated July 14, 1995, by and among Huntco and the Private Noteholders, as such notes now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.69 "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by any Person and its Subsidiaries in respect of such fiscal year on a consolidated basis in accordance with GAAP.

1.70 "Real Property" shall mean all now owned and hereafter acquired real property of each Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages located in Blytheville, Arkansas, Chattanooga, Tennessee, Berkeley County, South Carolina, Gallatin County, Kentucky, Madison, Illinois, Catoosa, Oklahoma, Pasadena, Texas, Springfield, Missouri and Strafford, Missouri.

1.71 "Records" shall mean all of each Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

1.72 "Reference Bank" shall mean First Union National Bank, or such other bank as Lender may from time to time designate.

1.73 "Renewal Date" shall have the meaning set forth in Section 12.1 hereof.

1.74 "Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.75 "Value" shall mean with respect to Inventory of Midwest, the lower of cost computed on a first-in-first-out basis in accordance with GAAP or market value and with respect to Inventory of Huntco Steel, the lower of specific identification in accordance with GAAP or market value.
"Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

SECTION 2.  CREDIT FACILITIES

2.1  Loans.

(a) Subject to and upon the terms and conditions contained herein, Lender agrees to make Loans to each Borrower from time to time in amounts requested by such Borrower or on its behalf by Huntco up to the amount equal to:

    (i) eighty-five (85%) percent of the Net Amount of Eligible Accounts of such Borrower, plus

   (ii) sixty-five (65%) percent of the Value of Eligible Inventory of such Borrower, plus

  (iii)  the Equipment Availability for such Borrower as then in effect, plus

   (iv) as to Huntco Steel, the Blytheville Fixed Asset Availability as then in effect (on and after the date each of the conditions set forth in Section
4.2 have been satisfied), minus

    (v)  any Availability Reserves allocated to such Borrower.

(b) Lender may, in its good faith discretion, from time to time, upon not less than five (5) days prior notice to Huntco or any Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts of such Borrower for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to
(2) the aggregate amount of total sales) has increased or may be reasonably anticipated to increase above historical levels in any material respect, or
(B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory of a Borrower to the extent that Lender determines in good faith that: (A) the number of days of the turnover of the Inventory for any period has adversely changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased in any material respect, or (C) the nature, quality and mix of the Inventory has deteriorated in any material respect. The amount of any reduction in any lending formula by Lender pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such reduction in the good faith determination of Lender. To the extent an Availability Reserve shall have been established which is sufficient to address any event, condition or matter in a manner satisfactory to Lender in its good faith determination, Lender shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas to address such event, condition or matter.
(c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit as then in effect. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

2.2  Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Huntco on behalf of such Borrower), Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of such Borrower (and, in addition to such Borrower, any Guarantor, to the extent it relates to the businesses of Borrowers) containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrowers pursuant to this Section 2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrowers shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one-half (3 1/2%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Loans available to the Borrower requesting it or on whose behalf it is requested (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of (A) the percentage equal to one hundred (100%) percent minus the then applicable percentage set forth in Section 2.1(a)(ii) above multiplied by the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts that Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

(d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed $25,000,000. At any time an Event of Default exists or has occurred, upon Lender's request, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrowers shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e) Each Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation except for Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f) Nothing contained herein shall be deemed or construed to grant Borrowers any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrowers. Lender shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in any Borrower's name.

(g) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.
2.3 Availability Reserves. All Loans otherwise available to Borrowers pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves in good faith.

SECTION 3.  INTEREST AND FEES

3.1  Interest.

(a) Borrowers shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

(b) A Borrower (or Huntco on behalf of such Borrower) may from time to time request that Prime Rate Loans to it be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans to it continue for an additional Interest Period. Such request from or on behalf of a Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from or on behalf of a Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing,
(ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) the Borrower requesting such Eurodollar Rate Loan (or Huntco on behalf of such Borrower) shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $500,000 in excess thereof, and
(vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by or on behalf of such Borrower. Any request by or on behalf of a Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans to a Borrower shall, at Lender's option, upon notice by Lender to Huntco, convert to Prime Rate Loans in the event that
(i) this Agreement shall terminate or not be renewed, or (ii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the then outstanding principal amount of Loans then available to such Borrower under Section 2 hereof. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of a Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d) Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on Prime Rate Loans shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Closing Fee. Borrowers shall pay to Lender as a closing fee the amount of $700,000, which shall be fully earned and payable by Borrowers as of the date hereof.

3.3 Syndication Fee. Borrowers shall pay to Lender as a syndication fee the amount of $350,000, which shall be fully earned and payable by Borrowers as of the date hereof.

3.4 Servicing Fee. Borrowers shall pay to Lender monthly a servicing fee in an amount equal to $5,000 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each such month hereafter.

3.5 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.6  Changes in Laws and Increased Costs of Loans.

(a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Huntco or any Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount reasonably deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount reasonably deemed by Lender to be material or
(ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount reasonably deemed by Lender to be material. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of a Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to a Borrower (or Huntco on behalf of Borrowers) and shall be conclusive, absent manifest error.

(b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under
Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of a Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.  CONDITIONS PRECEDENT

4.1  Conditions Precedent to Initial Loans and Letter of Credit
Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the Existing Lenders to Borrowers of their respective financing arrangements with Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrowers and any Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or Obligor, as debtor;

(b) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

(c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

(d) no material adverse change shall have occurred in the assets, business or prospects of Borrowers since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

(e) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of the Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Lender, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral), the results of which each case shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

(f) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements;

(g) the aggregate amount of the Excess Availability of Borrowers shall be not less than $5,000,000 as of the date hereof (calculating Excess Availability for this purpose without regard to the Maximum Credit), after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(h) Lender shall have received, in form and substance satisfactory to Lender, evidence that all Indebtedness of Borrowers and Guarantors evidenced by or arising under the Private Notes and the other Private Note Agreements has been paid and satisfied in full and Borrowers and Guarantors have no other or further obligations or liabilities thereunder or in connection therewith;

(i) Lender shall have received evidence, in form and substance satisfactory to Lender, that all Indebtedness of Huntco Steel evidenced by or arising under the Promissory Note, dated January 30, 1997, issued by Huntco Steel payable to Huntco Nevada (as assignee of Huntco) has been paid and satisfied in full and such note marked "paid in full" or "cancelled";

(j) Lender shall have received evidence, in form and substance satisfactory to Lender, that on or about the date hereof Huntco Nevada shall have contributed as capital to Huntco Steel such portion of the existing Indebtedness of Huntco Steel to Huntco Nevada so that after giving effect to such capital contribution the Net Worth of Huntco Steel is not less than $10,000,000;

(k) Lender shall have received evidence, in form and substance satisfactory to Lender, that the lessor and sublessor of the Real Property of Huntco Steel located in Catoosa, Oklahoma have agreed to extend the current month-to-month lease with respect thereto for a period of not less than four (4) months after the date hereof;

(l) Lender shall have received title reports with respect to the Real Property subject to the Mortgages, in form and substance satisfactory to Lender;

(m) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

(n) Lender shall have received, in form and substance reasonably satisfactory to Lender, such opinion letters of counsel(s) to Borrowers and Guarantors with respect to the Financing Agreements and the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may request; and

(o) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

4.2 Conditions Precedent to Blytheville Fixed Asset Availability. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers based on the Blytheville Fixed Asset Availability as provided in Section 2.1(a)(iv) hereof:

(a) Lender shall have received updated environmental audits of Huntco Steel's plant located at 5027 North County Road 1015, Blytheville, Arkansas conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology satisfactory to Lender, confirming (i) Huntco Steel is in compliance with all material applicable Environmental Laws and
(ii) the absence of any material environmental problems;

(b) Lender shall have received, in form and substance satisfactory to Lender, a valid and effective title insurance policy issued by a company and agent reasonably acceptable to Lender (i) insuring the priority, amount and sufficiency of the Blytheville Mortgage, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Lender for protection of its interests;

(c) Lender shall have a valid and perfected first priority security interest in and mortgage and lien upon the Real Property of Huntco Steel constituting Blytheville Collateral, which Real Property shall only be subject to the security interests and liens permitted herein;

(d) Lender shall have received the Blytheville Mortgage by Huntco Steel in favor of Lender in form and substance reasonably satisfactory to Lender, duly authorized, executed and delivered by Huntco Steel;

(e)  Lender shall have received, in form and substance satisfactory to Lender,
(i) the Estoppel and Consent Agreement by and among the City, the Blytheville 1992 Bond Trustee, Huntco Steel and Lender in connection with the Blytheville Mortgage, duly authorized, executed and delivered by the City, the Blytheville 1992 Bond Trustee and Huntco Steel and (ii) the Estoppel and Consent Agreement by and among the City, the Blytheville Subordinate Bond Trustee, Huntco Steel, Huntco Nevada in its capacity as owner and holder of the Blytheville Subordinated Bonds and Lender in connection with the Blytheville Mortgage, duly authorized, executed and delivered by the City, the Blytheville Subordinate Bond Trustee, Huntco Steel and Huntco Nevada;

(f) Lender shall have received, in form and substance satisfactory to Lender, the Intercreditor and Subordination Agreement by and among Huntco Nevada in its capacity as Blytheville Subordinate Bond Trustee and as holder of the Blytheville Subordinate Bonds and Lender as acknowledged and agreed to by Borrowers, duly authorized, executed and delivered by Huntco Nevada and Borrowers;

(g) Lender shall have received, in form and substance reasonably satisfactory to Lender, all consents, waivers, acknowledgements and agreements from other third parties which Lender may deem necessary or desirable in order to permit, protect and perfect the mortgage and liens upon, and security interests of Lender in the Blytheville Collateral and related assets subject to the Mortgage with respect thereto;

(h) Lender shall have received, in form and substance reasonably satisfactory to Lender, evidence that the execution, delivery and performance by Huntco Steel of the Blytheville Mortgage and compliance with the provisions thereof does not violate and will not violate any law or regulation or any order or decree of any court or Governmental Authority in any respect, or does not and will not conflict with or result in the breach of, or constitute a default in any respect under any mortgage, deed of trust, security agreement, agreement or instrument to which any Borrower or Guarantor is a party or may be bound, and or does not or will not violate any provision of the Certificate of Incorporation or By-Laws of any Borrower or Guarantor;

(i) Lender shall have received, in form and substance reasonably satisfactory to Lender, such opinion letters of Arkansas counsel to Lender with respect to the Blytheville Mortgage and such other matters with respect thereto as Lender may request; and

(j) each of the foregoing conditions set forth in this Section 4.2 shall have been satisfied by no later than July 15, 1999.

4.3 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or
(ii) has or could reasonably be expected to have a material adverse effect on the assets, business or prospects of any Borrower or Obligor or would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements or of Lender to enforce any Obligations or realize upon any of the Collateral; and

(c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SETION 5.  GRANT OF SECURITY INTEREST

5.1 To secure payment and performance of all Obligations, each Borrower hereby grants to Lender, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral"):

(a)  Accounts;

(b) all present and future contract rights, general intangibles (including tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, investment property, letters of credit, bankers' acceptances and guaranties;

(c) all present and future monies, securities and other investment property, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(d)  Inventory;

(e)  Equipment;

(f)  Records; and

(g) all products and proceeds of the foregoing, in any form, including insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

5.2 Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any Equipment which is, or at the time of a Borrower's acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including capitalized or finance leases) permitted under
Section 9.8 hereof if: (a) the valid grant of a security interest or lien to Lender in such item of Equipment is prohibited by the terms of the agreement between such Borrower and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (b) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected.

5.3 Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Borrower, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Lender is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Lender's unconditional continuing security interests in and liens upon any rights or interests of such Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).

5.4 Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include the Capital Stock of HSIA owned by Huntco Steel.

SECTION 6.  COLLECTION AND ADMINISTRATION

6.1 Borrowers' Loan Accounts. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2 Statements. Lender shall render to Huntco, as agent for Borrowers, each month a statement setting forth the balance in each Borrower's loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Huntco a written statement as provided above, the balance in a Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by such Borrower, absent manifest error.

6.3  Collection of Accounts.

(a) Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrowers shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrowers agree that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

(b) For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

(c) Each Borrower and all of its directors, employees, agents, Subsidiaries and other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with a Borrower's own funds. Each Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Lender for such amounts pursuant to this
Section 6.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.4  Payments.  All Obligations shall be payable to Lender as provided in
Section 6.3 to the Payment Account or to such other account or place as Lender may designate from time to time. Lender may apply payments received or collected from Borrowers or for the account of Borrowers (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines, provided, that, (a) all such payments shall be applied to Obligations which are then due and payable before being applied to pay any Obligations which are not then due and payable, (b) all such payments shall be applied to Prime Rate Loans before being applied to Eurodollar Rate Loans. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrowers shall be liable to pay to Lender, and do hereby indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section
6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be one of the officers of Huntco or any Borrower listed on Schedule 6.5 hereof or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business
Day) and the amount of the requested Loan. Requests received after 11:30 a.m. Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of any Borrower (or its agent) or in accordance with the terms and conditions of this Agreement.

6.6 Appointment of Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes Huntco as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to the Agreement and the other Financing Agreements from Lender in the name or on behalf of such Borrower. Lender may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Huntco may designate or direct, without notice to any other Borrower or Obligor.

(b) Huntco hereby accepts the appointment by Borrowers as the agent of Borrowers pursuant to Section 6.6(a) hereof. Huntco shall ensure that the disbursement of any Loans to each Borrower requested by or paid to Huntco or the issuance of any Letter of Credit Accommodations for a Borrower hereunder shall be paid to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Huntco as its agent to receive statements on account and all other notices from Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d) No purported termination of the appointment of Huntco as agent as aforesaid shall be effective, except after ten (10) days prior written notice to Lender.

6.7 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers and Guarantors not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting. Borrowers shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a weekly basis or more frequently as Lender may request, (i) a schedule of sales made, credits issued and cash received and (ii) perpetual inventory reports by category and location; (b) on a monthly basis or more frequently as Lender may request, (i) agings of accounts payable and (ii) agings of accounts receivable, (c) upon Lender's reasonable request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers; and (d) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2  Accounts Covenants.

(a) Each Borrower shall notify Lender promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any material account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any material account debtor, or any material disputes with material account debtors, or any settlement, adjustment or compromise thereof,
(ii) all material adverse information relating to the financial condition of any material account debtor and (iii) any event or circumstance which, to such Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of such Borrower's business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, each Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Without limiting the obligation of Borrowers to deliver any other information to Lender, Borrowers shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $500,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property,
(iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

(c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of business of Borrowers in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contrasts, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Each Borrower shall deliver or cause to be delivered to Lender, immediately upon such Borrower's receipt thereof, with appropriate endorsement and assignment, with full recourse to such Borrower, all chattel paper and instruments which such Borrower now owns or may at any time acquire prior to an Event of Default which is in the amount of more than $250,000 as to any instrument issued to such Borrower by an employee and $100,000 as to all chattel paper and other instruments (so long as the aggregate amount of such chattel paper and other instruments do not exceed $250,000) and after an Event of Default, or prior to an Event of Default if the aggregate amount thereof exceeds $250,000 as to all chattel paper and instruments other than those issued by an employee (and if the aggregate amount of instruments issued by employees exceeds $500,000), regardless of the amount thereof, except as Lender may otherwise agree.

(f) Lender may, at any time or times that an Event of Default exists or has occurred, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem reasonably necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and each Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may reasonably require.

7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping in all material respects correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) each Borrower shall conduct a physical count of the Inventory of such Borrower at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) each Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location of such Borrower set forth or permitted herein to another such location of such Borrower or the other Borrower (including any locations of account debtors, consignees or processors to the extent permitted hereunder), so long as a financing statement between Lender, as secured party and such other Borrower, as debtor, covering such Inventory has previously been recorded in the appropriate governmental offices of the jurisdiction of such location); (d) upon Lender's request, Borrowers shall at Lender's expense, at any time prior to an Event of Default, and at Borrower's expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; (e) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory;
(h) each Borrower shall keep the Inventory in good and marketable condition; and (i) each Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval unless Borrower has separately identified and reported such Inventory as consigned Inventory in a form satisfactory to Lender.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Lender's request, Borrowers shall, at Lender's expense, at any time or times as Lender may request on or before an Event of Default and at Borrowers' expense on and after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment and the Real Property in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; (b) in the event that the aggregate amount of the Excess Availability of Borrowers (calculated for this purpose without regard to the Maximum Credit) for any five (5) consecutive day period shall be less than $5,000,000, or at any time on or after an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, promptly upon Lender's request, (i) Borrowers shall deliver to, or cause to be delivered, to Lender updated, current environmental audits of Borrowers' plants and the Real Property conducted by an independent environmental engineering firm acceptable to Lender, and in form, scope and methodology satisfactory to Lender, confirming
(A) Borrowers are in compliance with all material applicable Environmental Laws and (B) the absence of any material environmental problems, (ii) Borrowers shall deliver, or cause to be delivered to, Lender, in form and substance satisfactory to Lender, a valid and effective title insurance policy issued by a company and agent acceptable to Lender (A) insuring the priority, amount and sufficiency of the Mortgages, (B) insuring against matters that would be disclosed by surveys, (iii) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by Lender for protection of its interests, (iv) Borrowers shall deliver, or cause to be delivered to Lender, current ALTA certified surveys with respect to the Real Property of Borrowers by acceptable registered land surveyors certified by such surveyor to Lender and the title insurance company indicating length and bearing of exterior boundary lines, measurements of the distance between buildings and boundary lines, locations of fences, drives, utility and other easements, encroachments, any existing buildings, ingress and egress, and such other items as Lender requires and with a legal description, and (v) within ten (10) days after the date of delivery of such surveys, if the surveys would require a change in the property description attached to any of the Mortgages and/or the fixture filings with respect to the Real Property of Borrowers, Borrowers shall execute and deliver to Lender amendments to the appropriate Mortgages and/or fixture filings and all necessary title insurance policy endorsement(s) which would be required to reflect such changes in property description, each in form and substance satisfactory to Lender; (c) each Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (d) each Borrower shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (e) the Equipment is and shall be used in Borrowers' businesses and not for personal, family, household or farming use; (f) each Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location of a Borrower set forth or permitted herein to another such location of such or the other Borrower (so long as a financing statement between Lender, as secured party, and such other Borrower, as debtor, covering such Equipment has previously been recorded in the appropriate governmental offices of the jurisdiction of such location) and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5  Right to Cure.  Lender may, at its option, after prior notice to Huntco,

(a) cure any default by a Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against any Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.6 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as such Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to such Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof constituting Collateral or proceeds thereof received in or for deposit in the Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from customers or other payments in respect of Accounts or other Collateral are deposited, (iii) endorse such Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in such Borrower's name and file any UCC financing statements or amendments thereto, provided, that, in the event Lender exercises its rights under this clause (vi), Lender shall provide a copy of such financing statement or amendment thereto to Huntco. Each Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7 Access to Premises. From time to time as requested by Lender, (a) Lender or its designee shall have complete access to all premises of Borrowers during normal business hours and after not less than three (3) days' prior notice to Borrowers prior to an Event of Default, or at any time and without notice to Borrowers if an Event of Default exists or has occurred, for the purposes of inspecting, verifying and auditing the Collateral and all of such Borrower's books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender or its designee may use during normal business hours such of each Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

Borrowers and Guarantors hereby jointly and severally represent and warrant to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to
Borrowers:

8.1 Corporate Existence, Power and Authority; Subsidiaries. Each Borrower and Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary and where the failure to so qualify would have a material adverse effect on such Borrower's or Guarantor's financial condition, results of operation or business or the rights of Lender hereunder or under any of the other Financing Agreements or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's and Guarantor's corporate powers, have been duly authorized and are not in contravention of law or the terms of such Borrower's or Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its property are bound. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Borrowers and Guarantors do not have any Subsidiaries except as set forth on the Information Certificate.

8.2 Financial Statements; No Material Adverse Change. All historical financial statements relating to Borrowers and Guarantors which have been or may hereafter be delivered by Borrowers or Guarantors to Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes), and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, prospects and condition, financial or otherwise of any Borrower or Guarantor, since the date of the most recent audited financial statements furnished by Borrowers or Guarantors to Lender prior to the date of this Agreement.

8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's and Guarantor's Records concerning Accounts are located only at the addresses set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrowers or Guarantors and sets forth the owners and/or operators thereof and to the best of each Borrower's knowledge, the holders of any mortgages on such locations.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender hereunder and under the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral (other than motor vehicles for which compliance with the applicable state certificate of title statute is required in order to perfect a security interest and other than any aircraft or related assets which require filings with the Federal Aviation Administration in order to perfect a security interest) subject only to the liens indicated on Schedule
8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under
Section 9.8 hereof.

8.5 Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on the Information Certificates of Borrowers and Guarantors, there is no present investigation by any Governmental Authority pending, or to the best of each Borrower's and Guarantor's knowledge threatened, against or affecting any Borrower or Guarantor, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Borrower's and Guarantor's knowledge threatened, against any Borrower or Guarantor or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against such Borrower or Guarantor would have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws. Each Borrower and Guarantor is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation would have a Material Adverse Effect. Each Borrower and Guarantor is in compliance in all respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority where the failure to comply would have a Material Adverse Effect.

8.8 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 9.13 below.

8.9  Environmental Compliance.

(a) Except as set forth on Schedule 8.9 hereto, no Borrower or Guarantor, or any Subsidiary, has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower and Guarantor complies in all respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to so comply would have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of each Borrower's and Guarantor's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor (or any Subsidiary) or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or its business, operations or assets or any properties at which any Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect.

(c) No Borrower or Guarantor has material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials. Without limiting the generality of the foregoing, no Borrower or Guarantor has any material liability with respect to the matters disclosed in the Phase I Environmental Site Assessment Reports dated March 22, 1999 by Hall, Blake and Associates, Inc. with respect to the Real Property of Huntco Steel in Blytheville, Arkansas and the Phase I Report by United Agricultural Services Inc. dated November 17, 1993 with respect to the Real Property of Huntco Steel in Blytheville, Arkansas.

(d) Each Borrower and Guarantor has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of such Borrower and Guarantor under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.10 Employee Benefits.


(a) No Borrower or Guarantor has engaged in any transaction in connection with which any Borrower, Guarantor or its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

(b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower or Guarantor to be incurred with respect to any employee benefit plan of any Borrower or Guarantor or its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of any Borrower or Guarantor or its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

(c) Full payment has been made of all amounts which any Borrower or Guarantor or its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

(d) The current value of all vested accrued benefits under all employee benefit plans maintained by each Borrower and Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

(e) No Borrower or Guarantor or any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

8.11 Capitalization.

(a) Except as a result of transactions permitted under Section 9.7 below, all of the issued and outstanding: (i) shares of Capital Stock of Huntco Nevada are directly and beneficially owned and held by Huntco as of the date hereof,
(ii) shares of Capital Stock of Huntco Steel and Midwest are directly and beneficially owned and held by Huntco Nevada, and (iii) shares of Capital Stock of HSIA are directly and beneficially owned and held by Huntco Steel, and in each case all of such shares referred to in clauses (i), (ii) and (iii) above have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

(b) Each Borrower and Guarantor is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of each Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of such Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrowers' knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

8.12 Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby (including, without limitation, all information on the Information Certificate) is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the businesses, assets or prospects of any Borrower or Guarantor, which has not been accurately disclosed to Lender in writing.

8.13 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers and Guarantors shall now or hereafter give, or cause to be given, to Lender.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence. Each Borrower and Guarantor shall at all times preserve, renew and keep in full, force and effect its corporate existence (other than pursuant to a merger of such Borrower or Guarantor with and into another Borrower or Guarantor to the extent permitted hereunder), and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on its business as presently or proposed to be conducted where the failure to maintain any of the same would have a Material Adverse Effect. Each Borrower and Guarantor shall give Lender thirty
(30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Borrower or Guarantor shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Borrower or Guarantor as soon as it is available.

9.2 New Collateral Locations. Each Borrower and Guarantor may open any new location within the continental United States provided such Borrower or Guarantor (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location, except, that, Borrowers and Guarantors shall not be required to give such prior written notice of a new location of Collateral at any consignee, processor, warehouse, bailee or other third person, provided, that, (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (ii) the total amount of Inventory located at all such new locations shall not exceed $500,000, and (iii) Borrowers and Guarantors shall include such new locations in the monthly reports provided by Borrowers and Guarantors to Lender in accordance with Section 9.6 hereof, and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

9.3  Compliance with Laws, Regulations, Etc.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

(b) Each Borrower and Guarantor shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by each Borrower and Guarantor to Lender. Borrowers and Guarantors shall take, and shall cause any Subsidiary to take, prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c) Borrowers and Guarantors shall give both oral and written notice to Lender immediately upon a Borrower's or Guarantor's receipt of any notice of, or a Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than as permitted by or in accordance with any applicable Environmental Laws or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials other than as permitted by or in accordance with any applicable Environmental Laws or (D) any other environmental, health or safety matter, which affects any Borrower or Guarantor or its business, operations or assets or any properties at which any Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

(d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance, with any Environmental Law, such Borrower or Guarantor shall, at Lender's request and the expense of Borrowers: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where such Borrower's or Guarantor's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

(e) Each Borrower and Guarantor shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section
9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4 Payment of Taxes and Claims. Each Borrower and Guarantor shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and each Borrower and Guarantor agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrowers or Guarantors to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5  Insurance.

(a) Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Each Borrower and Guarantor shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any Borrower or Guarantor in obtaining, and at any time an Event of Default exists or has occurred, adjusting, settling, amending and canceling such insurance. Each Borrower and Guarantor shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Borrower and Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrowers or any of their Affiliates.

(b) At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations, except that notwithstanding anything to the contrary contained herein, if any of the Equipment or any portion of any building, structure or improvement on the Real Property of a Borrower is lost, physically damaged or destroyed, upon the written request of Huntco, Lender shall hold the net cash proceeds from insurance received by Lender pursuant to this Section 9.5 as a result of such loss, damage or destruction as cash collateral and release such cash collateral to Huntco to the extent necessary for the repair, refurbishing or replacement of such Equipment or building, structure or improvement, provided, that, all of the following conditions are satisfied: (i) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred and be continuing, (ii) the amount of the insurance proceeds (together with any cash or Cash Equivalents of Borrowers then available to them for such purpose) are sufficient, in Lender's reasonable determination, to effect such repair, refurbishing or replacement in a satisfactory manner and as required hereunder, (iii) such proceeds shall be used first to repair, refurbish or replace the Collateral so lost, damaged or destroyed (free and clear of any security interests, liens, claims or encumbrances), (iv) the insurance carrier shall have waived any right of subrogation against Borrowers and Guarantors under its policy, (v) the casualty resulted in a payment of $1,000,000 in insurance proceeds or less,
(vi) such repair, refurbishing or replacement shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (vii) the proceeds shall be disbursed from such cash collateral, from time to time as needed and/or, at Lender's option, released by Lender directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace the property so lost, damaged or destroyed, (viii) such repair, refurbishing or replacement can, in the good faith estimate of Lender, be completed prior to the end of the then current term of this Agreement, and
(ix) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment, building, structure or improvement so lost, damaged or destroyed to be of at least equal value and substantially the same character as prior to such loss, damage or destruction. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work, Lender may, at Lender's option, either apply the amount of any such proceeds then or thereafter in the possession of Lender to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations on terms and conditions reasonably acceptable to Lender and not release such funds to Borrowers or Guarantors, provided, that, nothing contained herein shall limit the right of Lender to apply any or all of such proceeds to the Obligations at any time an Event of Default shall exist or have occurred and be continuing or at any time with respect to the establishment of any Availability Reserves.

9.6  Financial Statements and Other Information.

(a) Each Borrower and Guarantor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantors and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantors shall furnish or cause to be furnished to Lender: (i) within forty-five (45) days after the end of each fiscal month, monthly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Huntco and its Subsidiaries as of the end of and through such fiscal month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Huntco and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Huntco and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers, Guarantors and their Subsidiaries as of the end of and for the fiscal year then ended. It is acknowledged and agreed that delivery to Lender pursuant to Section 9.6(c) hereof of copies of Huntco's Annual Reports on Form 10-K for any applicable fiscal year filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission) shall be deemed to satisfy the requirements of Section 9.6(a)(ii) above with respect to furnishing Lender with consolidated financial statements for any fiscal year, provided, that, it is received by Lender by the date required hereunder.

(b) Borrowers and Guarantors shall promptly notify Lender in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in any Borrower's or Guarantor's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default. In addition, Borrowers shall provide Lender monthly with a report of all locations of Inventory at consignees, processors, warehouses, bailees or other third parties indicating the name and address of such person and the approximate amount of the Inventory at such location.

(c) Borrowers and Guarantor shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.
(d) Borrowers and Guarantors shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the businesses of Borrowers and Guarantors, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee. Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors at any time on and after an Event of Default to deliver to Lender, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and Guarantors and to disclose to Lender such information as they may have regarding the businesses of Borrowers and Guarantors. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, any Borrower or Guarantor may merge with and into or consolidate with any other Borrower or Guarantor, provided, that, each of the following conditions is satisfied as determined by Lender: (i) Lender shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to so merge or consolidate and such information with respect thereto as Lender may request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall immediately upon the effectiveness of the merger expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Lender, its continuing liability in respect of the Obligations and Financing Agreements and execute and deliver such other agreements, documents and instruments as Lender may reasonably request in connection therewith, (v) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a Net Worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the Net Worth of each of the entities involved in such merger immediately prior to such transaction or series of transactions, and (vi) each Guarantor shall ratify and confirm that its guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity; or

(b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person except, for,

     (i) sales of Inventory in the ordinary course of business,

    (ii) the disposition of worn-out or obsolete Equipment or any other Equipment no longer used or usable in the business of a Borrower so long as
(A) any proceeds are paid to Lender, (B) such sales do not involve Equipment having an aggregate fair market value in excess of $5,000,000 for all such Equipment disposed of in any fiscal year of Borrowers, (C) such sales shall be on commercially reasonably prices and terms in a bona fide arm's length transaction with a person who is not an Affiliate, (D) at least eighty (80%) percent of the consideration received from any such sale is in the form of cash or Cash Equivalents, provided, that, any portion of such consideration evidenced by a promissory note or other instrument shall be promptly delivered to Lender, duly endorsed and assigned to Lender, (E) the amount of the cash to be received by such Borrower pursuant to the sale or other disposition of such Equipment shall be not less than one hundred (100%) percent of the following amount (such amount as to any Equipment being referred to herein as the "minimum sales price" for such Equipment): (1) one hundred (100%) percent of the orderly liquidation value of the Equipment so sold or otherwise disposed of (based on the appraisal thereof received by Lender prior to the date hereof less (2) the amount of the reductions in the Equipment Availability from the date hereof through and including the date of the sale or other disposition of such Equipment allocable to such Equipment (as calculated by Lender), (F) the Equipment Availability shall be permanently reduced by an amount equal to the minimum sales price applicable to such Equipment so sold or otherwise disposed of, (G) after giving effect to such sale or other disposition and such reduction in the Equipment Availability, there shall be Excess Availability,
(H) as to any such sale of Equipment for an amount in excess of $100,000, Lender shall have received prior written notice of such sale or other disposition, (I) on a biweekly basis, if there have been any sales of such Equipment in the immediately preceding two (2) week period, Borrowers shall furnish a report to Lender of the amount of such Equipment so sold, which report shall set forth in reasonable detail satisfactory to Lender a list and description of the Equipment sold (by model, make, manufacturer, serial no. and/or such other identifying information as may be appropriate, as determined by Lender), the parties to such sale or other disposition, the sale price and the manner of payment thereof and such other information with respect thereto as Lender may request, and (J) as of the date of any such sale and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, or

   (iii) the issuance and sale by any Borrower or Guarantor of Capital Stock of such Borrower or Guarantor after the date hereof, provided, that, (A) Lender shall have received not less than ten (10) Business Days prior written notice of such issuance and sale by such Borrower or Guarantor, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, unless otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that limit the right of Borrowers or Guarantors to request or receive Loans or Letter of Credit Accommodations or to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of any Borrower or Guarantor with Lender or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock in effect on the date hereof, and (D) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, or

    (iv) the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to a stock option plan or 401(k) plan of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, (A) in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock option plan or 401(k) plan which would result in a Change of Control or other Event of Default and (B) Borrowers shall give Lender prior written notice of the material terms of such stock option plan and such other information with respect thereto as Lender may reasonably request;

(c)  wind up, liquidate or dissolve; or

(d)  agree to do any of the foregoing.

9.8 Encumbrances. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

(a)  liens and security interests of Lender;

(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or Guarantor's business to the extent: (i) such liens secure indebtedness or obligations which are not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrowers and Guarantors as of the date hereof;

(e) pledges and deposits of cash by Borrowers after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Borrowers and Guarantors as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Lender;

(f) the Capital Leases with respect to the Blytheville Collateral to secure the Indebtedness of Huntco Steel to the City thereunder permitted under Sections 9.9(d) and 9.9(e) below;

(g) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC financing statement filings in respect thereof, provided, that, Lender shall have received written notice of such equipment or other materials and such equipment and other materials shall be separately identified to Lender in any report with respect to Equipment and Inventory provided to Lender in a manner satisfactory to Lender;

(h) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such real property or ordinary conduct of the businesses of Borrowers as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(i) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real estate arising after the date hereof in the aggregate for Borrowers not to exceed $10,000,000 so long as such security interests and mortgages do not apply to any property of Borrowers other than the Equipment or real estate so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be;

(j) mortgages and liens upon the Real Property of a Borrower (other than the Real Property constituting the Blytheville Collateral) arising after the date hereof to secure the Indebtedness of such Borrower permitted under Section 9.9(f) below;

(k) the mortgage and lien upon the Real Property of Huntco Steel located at 500 Montgomery Road, Ghent, Kentucky 41045 to secure the Indebtedness of Huntco Steel to Huntco Nevada permitted under Section 9.9(g) below, provided, that, such mortgage and lien of Huntco Nevada is and shall be junior and subordinate to the mortgage and lien of Lender with respect to such Real Property on terms and conditions acceptable to Lender:

(i) security interests and liens of Huntco Nevada in and upon assets of Huntco Steel arising after the date hereof to secure Indebtedness of such Borrower to Huntco Nevada arising after the date hereof permitted under
Section 9.9(h) below, provided, that, such security interests and liens are and shall be junior and subordinate to the security interests and liens of Lender on terms and conditions acceptable to Lender; and

(l)  security interests and liens set forth on Schedule 8.4 hereto.

9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a)  the Obligations;

(b) purchase money Indebtedness (including Capital Leases) to the extent secured by liens (including Capital Leases) permitted under Section 9.8 of this Agreement;

(c) unsecured Indebtedness of a Borrower or Guarantor to any other Borrower or Guarantor arising pursuant to loans permitted under Section 9.10 below; and

(d) Indebtedness of Huntco Steel to the City evidenced by or arising under the Lease Agreement, dated as of June 1, 1992, between the City, as lessor, and Huntco Steel, as lessee, as in effect on the date hereof, with respect to the Blytheville Collateral located in Blytheville, Arkansas; provided, that:

     (i) the aggregate amount required to be paid by Huntco Steel pursuant to such Lease Agreement shall not exceed the currently outstanding principal amount of the Blytheville 1992 Bonds as of the date hereof which is $850,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Blytheville 1992 Bonds as in effect on the date hereof,

    (ii) the lien of the City and the Blytheville 1992 Bond Trustee pursuant to the Blytheville 1992 Bond Agreements is and shall be subject and subordinate to the rights of Huntco Steel under the Lease Agreement, dated as of June 1, 1992, between the City, as lessor and Huntco Steel, as lessee,

   (iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Huntco Steel may make regularly scheduled payments of rent and additional rent to the Blytheville 1992 Bond Trustee (as assignee of the City) when due in accordance with the terms of such Lease Agreement as in effect on the date hereof,

    (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any of the Blytheville 1992 Bond Agreements, except that Huntco Steel may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

     (v) Borrowers and Guarantors shall furnish to Lender all notices or demands concerning such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(e) Indebtedness of Huntco Steel evidenced by or arising under the Lease Agreement, dated as of May 1, 1995, between the City, as lessor, and Huntco Steel, as lessee, as in effect on the date hereof, with respect to the Blytheville Collateral located in Blytheville, Arkansas; provided, that:

     (i) the aggregate amount required to be paid by Huntco Steel pursuant to such Lease Agreement shall not exceed the currently outstanding principal amount of the Blytheville 1995 Bonds as of the date hereof which is $30,000,000 and the Blytheville 1996 Bonds as of the date hereof which is $12,000,000, in each case less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Blytheville Subordinate Bonds as in effect on the date hereof,

    (ii) the lien of the City and the Blytheville Subordinate Bond Trustee pursuant to the Blytheville Subordinate Bond Agreements is and shall be subject to the rights of Huntco Steel under the Lease Agreement, dated as of May 1, 1995, between the City, as lessor, and Huntco Steel, as lessee, and such Lease Agreement is subject and subordinate to the lien of the City and the Blytheville 1992 Bond Trustee pursuant to the Blytheville 1992 Bond Agreements,

   (iii) Borrowers and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Huntco Steel may make regularly scheduled payments of rent and additional rent to the Blytheville Subordinate Bond Trustee (as assignee of the City) in amounts equal to the interest then due and payable under the terms of the Blytheville Subordinate Bonds (as in effect on the date hereof) in accordance with the terms of such Lease Agreement as in effect on the date hereof, provided, that, (A) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and
(B) the proceeds of any such payment received by the Blytheville Subordinate Bond Trustee shall be paid to Huntco Nevada as the owner and holder of all of the Blytheville Subordinate Bonds, which shall promptly use such proceeds either (1) to make a payment to Huntco in accordance with the terms of the tax sharing arrangements of Huntco Nevada with Huntco as in effect on the date hereof to be used by Huntco to make payments of taxes owing by it or (2) to make additional loans in cash or other immediately available funds to a Borrower under the Intercompany Loan Agreement or (3) to make contributions of capital in cash or other immediately available funds to Borrowers or (4) for the operating expenses and other proper corporate purposes of Huntco Nevada, provided, that, the aggregate amount of such proceeds used by Huntco Nevada for such expenses and corporate purposes shall not exceed $100,000 in any fiscal year, less any amounts used for such purposes pursuant to Section 9.10(g), Section 9.10(h) and Section 9.11(c) below in such fiscal year,

    (iv) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change any terms of such indebtedness or any of the Blytheville Subordinate Bond Agreements, except that Huntco Steel may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

     (v) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be,

    (vi) such Indebtedness of Huntco Steel shall be subject to, and subordinate in right of payment to, the right of Lender to receive the prior indefeasible payment and satisfaction in full of all of the Obligations,

   (vii) Huntco Nevada is and shall be the exclusive direct legal and beneficial owner of all of the Blytheville Subordinate Bonds, free and clear of any lien, security interest, pledge, claim or other encumbrance except in favor of Lender,

  (viii) Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement between Huntco Nevada, as such owner of the Blytheville Subordinate Bonds and the Blytheville Subordinate Bond Trustee, as acknowledged and agreed to by Huntco Steel, providing for the subordination in right of payment of such Indebtedness to the prior indefeasible payment in full of the Obligations, the subordination of the interest of Huntco Nevada (in its capacity as Blytheville Subordinate Bond Trustee and in its capacity as owner and holder of the Blytheville Subordinate Bonds) in the Real Property and related assets of Huntco Steel subject to the Lease thereof to the interests therein of Lender and related matters, duly authorized, executed and delivered by Huntco Nevada (in its capacity as Blytheville Subordinate Bond Trustee and in its capacity as owner of the Blytheville Subordinate Bonds) and Huntco Steel;

(f) Indebtedness of a Borrower or Guarantor arising at any time after the first anniversary of the date hereof pursuant to a mortgage loan by a financial institution to such Borrower or Guarantor based on the value of the Real Property owned by such Borrower or Guarantor as of the date hereof (other than the Real Property included in the Blytheville Collateral), provided, that:

     (i) as to any such Indebtedness: (A) Lender shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such proposed Indebtedness, the person to whom such Indebtedness is proposed to be owed, the proposed interest rate, schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Lender may request, and (B) Lender may, at its option (but shall not be obligated to), within fifteen (15) days after the receipt of such notice and other information, prepare a written proposal for Lender to provide such mortgage loan to such Borrower or Guarantor, and (C) if Lender shall provide such proposal to such Borrower or Guarantor and the terms of the proposal of Lender are at least as favorable to such Borrower as the terms of the proposed Indebtedness received by such Borrower or Guarantor for such loan, such Borrower or Guarantor shall use commercially reasonable efforts to negotiate in good faith with Lender in order to consummate such loan from Lender,

    (ii) in the event that Lender does not provide a proposal to such Borrower or Guarantor or the terms thereof are not at least as favorable to such Borrower or Guarantor as the terms of the proposed Indebtedness or for any other reason such Borrower or Guarantor does not obtain financing with respect to such Real Property from Lender, then as to such Indebtedness, (A) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (B) Lender shall have received a Collateral Access Agreement with respect to the Real Property subject to the mortgage and lien to secure such Indebtedness from the person to whom such Indebtedness is owed, duly authorized, executed and delivered by such person, in form and substance satisfactory to Lender, (C) such Indebtedness shall be incurred by such Borrower or Guarantor at commercially reasonable rates and terms in a bona fide arm's length transaction, (D) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower or Guarantor, (E) Borrowers and Guarantors shall cause the person to whom such Indebtedness is owed to remit all of the proceeds of the loan giving rise to such Indebtedness directly to Lender for application to the Obligations, (F) the terms and conditions of such Indebtedness shall be reasonably satisfactory to Lender, (G) the Real Property, the value of which is the basis for such loan, shall be the only collateral for such Indebtedness, (H) as of the date of incurring such Indebtedness and after giving effect thereto, the daily average of the aggregate amount of the Excess Availability of Borrowers for the immediately preceding thirty (30) consecutive days shall have been not less than $20,000,000, (I) as of the date of incurring such Indebtedness and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $20,000,000, (J) as of the date of incurring such Indebtedness and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (K) such Borrower or Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, (L) such Borrower or Guarantor shall not, directly or indirectly, (1) amend, modify, alter or change the terms of the agreements with respect to such Indebtedness, except, that, Borrowers may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity date thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to release any liens or security interests in any assets and properties of Borrowers or to make any covenants contained therein less restrictive or burdensome as to Borrowers or otherwise more favorable to Borrowers or (2) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (M) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

   (iii) in no event shall all of such Indebtedness of Borrowers arising pursuant to such loans be secured by Real Property having a fair market value (based on the appraisal by Cushman and Wakefield of all of the Real Property of Borrowers received by Lender prior to the date hereof) of more than $5,000,000,

    (iv) so long as each of the conditions set forth in Sections 9.9(f)(i),
(ii) and (iii) above are satisfied, as determined by Lender in good faith, Lender shall, upon Borrowers' request and at Borrowers' expense, enter into a subordination agreement with the person to whom such Indebtedness is owed, in form and substance satisfactory to Lender, providing for the subordination of the Mortgage with respect to such Real Property to the mortgage of such person on such Real Property or if required by the person to whom such Indebtedness is owed, execute and deliver to Huntco a discharge and satisfaction of the Mortgage with respect to such Real Property which is the collateral for such Indebtedness;

(g) Indebtedness of Huntco Steel to Huntco Nevada existing on the date hereof evidenced by the Promissory Note, dated December 4, 1996, issued by Huntco Steel payable to Huntco Nevada in the original principal amount of $3,730,000 to the extent permitted under Section 9.10(h) hereof;

(h) Indebtedness of Huntco Steel to Huntco Nevada arising pursuant to loans by Huntco Nevada to such Borrower permitted under Section 9.10(g) hereof, provided, that, the amount of principal and interest of such Indebtedness owing by Huntco Steel to Huntco Nevada as of March 31, 1999 was
$35,601,655.61;

(i) Indebtedness of Borrower under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate exchange agreements and similar contractual arrangements entered into for the purpose of protecting a Person against fluctuations in interest rates; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $100,000,000 and are not for speculative purposes and such Indebtedness shall be unsecured;

(j) Indebtedness of any Borrower or Guarantor set forth on Schedule 9.9 hereto; provided, that, (i) such Borrower or Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) such Borrower or Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except, that, such Borrower or Guarantor may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers and Guarantors or otherwise more favorable to Borrowers or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be.
9.10 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or form or acquire any Subsidiaries or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) as to any of the foregoing, unless waived in writing by Lender, each Borrower and Guarantor shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments;

(c) the guarantee by each Borrower and Guarantor of the Obligations of any Borrower in favor of Lender;

(d) the existing equity investments of Huntco in Huntco Nevada and of Huntco Nevada in Borrowers and Huntco Steel in HSIA and any equity investments after the date hereof by Huntco in Huntco Nevada and Huntco Nevada in Borrowers;

(e) loans by any Borrower to the other Borrower after the date hereof, provided, that, as to each such loan each of the following conditions is satisfied: (i) each month Borrowers shall provide to Lender a report in form and substance satisfactory to Lender indicating the amount of such loans made in the immediately preceding month and any repayments in connection therewith,
(ii) the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require, and (iii) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred;

(f) loans by any Guarantor to any other Guarantor, provided, that, as to any such loan, (i) each month Guarantors shall provide to Lender a report in form and substance satisfactory to Lender of the amount of such loans made in the immediately preceding month and any repayments in connection therewith and
(ii) the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require;

(g) loans by Huntco Nevada prior to the date hereof to Huntco Steel under the Intercompany Loan Agreement and loans by Huntco Nevada from time to time after the date hereof to Huntco Steel under the Intercompany Loan Agreement as in effect on the date hereof, provided, that, as to any such loan, (i) the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Lender may require, (ii) the Indebtedness of such Borrower arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Lender to receive the prior indefeasible payment and satisfaction in full of all of the Obligations, (iii) if any of such Indebtedness is to be secured by any assets of a Borrower, then the security interests and liens on the assets of such Borrower in favor of Huntco Nevada to secure such Indebtedness shall be junior and subordinate to the security interests and liens of Lender on such assets on terms and conditions acceptable to Lender, (iv) Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement between Huntco Nevada and Lender, as acknowledged and agreed to by such Borrower, providing for the subordination in right of payment of such Indebtedness to the prior indefeasible payment and satisfaction in full of all of the Obligations and related matters, and if any of such Indebtedness is secured by any assets of a Borrower, the subordination of the security interest and lien of Huntco Nevada as required hereunder, duly authorized, executed and delivered by Huntco Nevada and such Borrower, (v) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose so long as any of the Obligations are outstanding and unpaid and this Agreement has not been terminated, except that Borrowers may make regularly scheduled semi-annual payments of interest in respect of such Indebtedness at the rate set forth in such Intercompany Loan Agreement as in effect on the date hereof, provided, that, (A) no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, and (B) the proceeds of any such payments shall be promptly used by Huntco Nevada either (1) to make a payment to Huntco in accordance with the terms of the tax sharing arrangements of Huntco Nevada with Huntco as in effect on the date hereof to be used by Huntco to make payments of taxes owing by it or (2) to make additional loans in cash or other immediately available funds to a Borrower under the Intercompany Loan Agreement, or (3) to make additional contributions in cash or other immediately available funds to the capital of Borrowers or (4) for the operating expenses and other proper corporate purposes of Huntco Nevada, provided, that, the aggregate amount of such proceeds used by Huntco Nevada for such expenses and corporate purposes shall not exceed $100,000 in any fiscal year, less any amounts used for such purposes pursuant to Section 9.9(e)(iii) above, Section 9.10(h) and Section 9.11(c) below in such fiscal year, (vi) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness as duly authorized, executed and delivered by the parties thereto, (vii) such Indebtedness shall be incurred by such Borrower at rates and terms no less favorable to such Borrower than it would obtain in a comparable, commercially bona fide arms' length transaction with a person who is not an Affiliate, (viii) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (ix) such Borrower shall not, directly or indirectly,
(A) amend, modify, alter or change the terms of the Intercompany Loan Agreement, or any agreement, document or instrument related thereto as in effect on the date hereof, except that such Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to any payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers and Guarantors or otherwise more favorable to Borrowers or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (x) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(h) the loan by Huntco Nevada to Huntco Steel prior to the date hereof in the amount of $3,730,000, provided, that, (i) the Indebtedness arising pursuant to such loan is evidenced only by the Promissory Note, dated December 4, 1996, issued by Huntco Steel payable to Huntco Nevada, the original of which has been pledged and delivered by Huntco Nevada to Lender, with such endorsement and assignment as Lender may require, (ii) the Indebtedness arising pursuant to such loan is subject to, and subordinate in right of payment to, the right of Lender to receive the prior indefeasible payment and satisfaction in full of all of the Obligations, (iii) Lender shall have received, in form and substance satisfactory to Lender, a subordination agreement between Huntco Nevada and Lender, as acknowledged and agreed to by Huntco Steel, providing for the subordination in right of payment of such Indebtedness to the prior indefeasible payment and satisfaction in full of all of the Obligations and related matters, duly authorized, executed and delivered by Huntco Nevada and Huntco Steel, (iv) Huntco Steel shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose so long as any of the Obligations are outstanding and unpaid and this Agreement has not been terminated, except that Huntco Steel may make regularly scheduled annual payments of interest in respect of such Indebtedness at the rate set forth in such Promissory Note as in effect on the date hereof, provided, that, (A) no Event of Default or act, condition or event which with notice of passage of time or both would constitute an Event of Default shall exist or have occurred, and (B) the proceeds of any such payments shall be promptly used by Huntco Nevada either (1) to make a payment to Huntco in accordance with the terms of the tax sharing arrangements of Huntco Nevada with Huntco as in effect on the date hereof to be used by Huntco to make payments of taxes owing to it or (2) to make additional loans in cash or other immediately available funds to a Borrower under the Intercompany Loan Agreement, or (3) to make additional contributions in cash or other immediately available funds to the capital of Borrowers, or (4) for the operating expenses and other proper corporate purposes of Huntco Nevada, provided, that, the aggregate amount of such proceeds used by Huntco Nevada for such expenses and corporate purposes shall not exceed $100,000 in any fiscal year, less any amounts used for such purposes pursuant to Section 9.9(e)(iii), Section 9.10 (g) above and Section 9.11(c) below in such fiscal year, (v) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness as duly authorized, executed and delivered by the parties thereto, (vi) Huntco Steel and Huntco Nevada shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except that Huntco Steel may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to any payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrowers and Guarantors or otherwise more favorable to Borrowers or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii)Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(i) loans and other payments by Borrowers to Guarantors to the extent permitted under Section 9.12 hereof and any other loans or investments or purchases or repurchases of Capital Stock (and other payments in respect thereof or otherwise) permitted under Sections 9.11 and 9.12 hereof;

(j) loans of money or property (other than Collateral) to any Person (other than any Borrower or Guarantor), or investment by capital contribution in any Person (other than any Borrower or Guarantor) which is not otherwise permitted above; provided, that, as to any such loans or investments, each of the following conditions is satisfied: (i) the Person receiving such loan or investment is engaged in a business related, ancillary or complimentary to the businesses of Borrowers as conducted on the date hereof, (ii) the total aggregate amount of any such loans or investments shall not exceed $5,000,000 in the aggregate, (iii) as of the date of any such loan or investment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (iv) in the case of an investment by capital contribution, at Lender's option, the original of any stock or other instrument evidencing such capital contribution shall be promptly delivered to Lender, together with such stock power, assignment or endorsement as Lender may request, (v) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Lender, at Lender's option, together with an appropriate endorsement and with full recourse to the payee thereof, (vi) as of the date of any loan or investment and after giving effect thereto, the daily average of the aggregate Excess Availability of Borrowers for the immediately preceding thirty (30) consecutive day period shall have been not less than $15,000,000, and as of the date of any such loan or investment and after giving effect thereto, the aggregate Excess Availability of Borrowers shall be not less than $15,000,000 and (vii) Lender shall have received (A) not less than five (5) Business Days prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Lender may request;

(k) stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness or other obligations of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person or settlement or compromise of past due Accounts; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Lender may request;

(l) obligations of account debtors to a Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Lender, by such Borrower and promptly delivered to Lender as so endorsed;

(m) loans or advances by a Borrower or Guarantor to any of its employees, after the date hereof, not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding in the ordinary course of such Borrower's or Guarantor's business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with such Borrower or Guarantor;

(n) the existing loans, advances and guarantees set forth on Schedule 9.10 hereto, provided, that, as to such loans, advances and guarantees, (i) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers and Guarantors shall furnish to Lender all notices, demands or other materials in connection with such loans, advances or guarantees either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that,

(a)  any Subsidiary of a Borrower may pay dividends to such Borrower;

(b) Borrowers may pay dividends or other amounts to Huntco Nevada and Huntco Nevada may pay dividends or other amounts to Huntco, in each case to the extent permitted under Section 9.12 below;

(c) Borrowers may pay dividends to Huntco Nevada (in addition to dividends otherwise permitted hereunder); provided, that, as to any such dividend each of the following conditions is satisfied: (i) the proceeds of any such dividend shall be promptly used by Huntco Nevada either (A) to make additional loans in cash or other immediately available funds to a Borrower under the Intercompany Loan Agreement, or (B) to make additional contributions in cash or other immediately available funds to the capital of Borrowers or (C) to make a payment to Huntco in accordance with the terms of the tax sharing arrangements of Huntco Nevada with Huntco as in effect on the date hereof, or
(D) for the operating expenses and other proper corporate purposes of Huntco Nevada, provided, that, the aggregate amount of such proceeds used by Huntco Nevada for such expenses and corporate purposes shall not exceed $100,000 in any fiscal year, less any amounts used for such purposes pursuant to Section 9.9(e)(iii), Section 9.10(g) and Section 9.10(h) above, (ii) Lender shall have received ten (10) days prior notice of the intention to pay such dividend,
(iii) such dividend is not in violation of applicable law or any other agreement to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its properties are bound, (iv) as of the date of any such dividend and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (v) as of the date of any such dividend and after giving effect thereto, the aggregate amount of such dividends in any fiscal year shall not exceed $5,000,000, and
(vi) Huntco shall have had Pre-Tax Income of not less than $5,000,000 in the immediately preceding fiscal year (calculated based on the audited financial statements for such year);

(d) Huntco may pay quarterly dividends in respect of the issued and outstanding shares of Capital Stock of Huntco consisting of Series A Preferred Stock in accordance with the terms of the Certificate of Incorporation of Huntco as in effect on the date hereof provided, that, (i) in no event shall the aggregate amount of all such dividends paid in any fiscal year exceed $200,000 and (ii) as of the date of any such payment and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

(e) Borrowers may pay dividends or other distributions to Huntco Nevada, the proceeds of which are used by Huntco Nevada to pay a substantially contemporaneous dividend to Huntco, the proceeds of which are used by Huntco to make a substantially contemporaneous payment of a dividend to its stockholders, or to repurchase or redeem any of its Capital Stock; provided, that, as to any such dividend or other payments each of the following conditions is satisfied: (i) Lender shall have received ten (10) days prior written notice of the intention to pay such dividend or repurchase or redeem such shares of Capital Stock, (ii) such dividend or other payment is not in violation of applicable law or any other agreement to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its properties are bound, (iii) as of the date of any such dividend or redemption and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred, (iv) as of the date of any such dividend or other payment, and after giving effect thereto, the daily average of the aggregate amount of the Excess Availability of Borrowers (with Excess Availability calculated for this purpose without regard to the Maximum Credit) for the immediately preceding thirty (30) consecutive days shall have been not less than $7,500,000, and (v) as of the date of any such dividend or other payment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall be not less than $7,500,000.

9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other Affiliate of any Borrower or Guarantor, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or Guarantor's business and upon fair and reasonable terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm's length transaction with a person who is not an Affiliate, or

(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Borrower or Guarantor, except:

     (i) reasonable compensation to officers, employees and directors of Borrowers and Guarantors for services rendered to Borrowers and Guarantors in the ordinary course of business,

    (ii) payments by Borrowers to Huntco of the monthly base management fee in accordance with the terms of the Management Services Agreement, dated as of July 1, 1993, between Huntco and Midwest (as in effect on the date hereof) and the Management Services Agreement, dated as of January 1, 1998, between Huntco and Huntco Steel (as in effect on the date hereof), provided, that, (A) the aggregate of all such payments in any fiscal year shall not exceed $2,000,000 and (B) as of the date of any payment of such fees and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred,

   (iii) payments by a Borrower to the other Borrower or a Guarantor in respect of Indebtedness arising pursuant to loans made by such Borrower or a Guarantor to the extent permitted under Section 9.10 hereof,

    (iv) payments by a Guarantor to a Borrower or another Guarantor in respect of Indebtedness arising pursuant to loans made by such Borrower or Guarantor to the extent permitted under Section 9.10 hereof,

     (v) payments by Borrowers to Huntco (A) for actual and necessary reasonable out-of-pocket administrative and operating expenses of Huntco for the businesses of Huntco as presently conducted in the ordinary course of business (including lease payments, payroll, insurance, franchise taxes and similar items), but only to the extent that the monthly management fees paid by Borrowers to Huntco as described in Section 9.12(b)(ii) are insufficient for such purposes, and (B) for actual and necessary reasonable out-of-pocket legal and accounting, insurance (including premiums for such insurance), marketing, payroll and similar types of services paid for by Guarantors in the ordinary course of their businesses or as the same may be directly attributable to any Borrower or Guarantor;

    (vi) payments by Borrowers and Huntco Nevada to Huntco pursuant to the tax sharing arrangements among Borrowers and Guarantors (as in effect on the date hereof); provided, that, (A) such Borrower (or Huntco Nevada, as the case may
be), is included in the consolidated Federal income tax return filed by Huntco as to which such Borrower or Huntco Nevada is making such payment, (B) the payments in any year shall not exceed the Federal income tax liability that such Borrower or Huntco Nevada would have been liable for if such Borrower or Huntco Nevada were not part of such consolidated federal income tax return filed by Huntco, (C) such payments shall be made by such Borrower or Huntco Nevada no earlier then ten (10) days prior to the date on which Huntco is required to make its payments to the Internal Revenue Service, and (D) in the event that such Borrower or Huntco Nevada also joins with Huntco in filing any combined or consolidated (or similar) State or local income tax returns, then the making of payments to Huntco shall be allowed in a manner as similar as possible to that provided herein with respect to Federal income taxes.

9.13 Additional Bank Accounts. Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by such Borrower or Guarantor to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

9.14  Compliance with ERISA.

(a) No Borrower or Guarantor shall, or shall permit any Subsidiary to, with respect to any "employee benefit plans" maintained by such Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under
Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.
(b) As used in this Section 9.14, the terms "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

9.15 After Acquired Real Property. If any Borrower hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Mortgages and such Real Property, fixtures or other property, as the case may be, is adjacent or contiguous to, or located on, any of the Real Property of Borrowers, or is at any other location and has a fair market value in an amount equal to or greater than $1,000,000 (or if an Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists, then regardless of the location or the fair market value of such assets), without limiting any other rights of Lender, or duties or obligations of such Borrower, upon Lender's request, such Borrower shall execute and deliver to Lender a mortgage, deed of trust or deed to secure debt, as Lender may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Lender and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Lender a lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower would otherwise be permitted to incur hereunder or under the Mortgage or as otherwise consented to in writing by Lender) and such other agreements, documents and instruments as Lender may require in connection therewith, provided, that, such Borrower shall not be required to execute and deliver such mortgage, deed of trust or deed to secure debt as to Real Property acquired after the date hereof which is subject to a security interest permitted under Section 9.8 hereof to the extent it is prohibited under the terms thereof.

9.16 Net Worth. At any time and from time to time that the aggregate amount of the Excess Availability of Borrowers is equal to or less than $15,000,000 (with Excess Availability calculated for this purpose without regard to the Maximum Credit), the Net Worth of Huntco and its Subsidiaries shall be not less than $88,000,000.

9.17 Year 2000 Compliance. Each Borrower and Guarantor shall take, and shall cause any Subsidiary to take, all action which may be required so that its computer-based information systems, including, without limitation, all of its proprietary computer hardware and software and all computer hardware and software leased or licensed from third parties (and whether supplied by others or with which such Borrower's, Guarantor's or Subsidiary's systems interface) are able to operate effectively and correctly process in all material respects data using dates on or after January 1, 2000. Compliance with the foregoing shall mean that the systems will operate and correctly process data without human intervention such that in all material respects (a) there is correct century recognition, (b) calculations properly accommodate same century and multi-century formulas and date values, (c) all leap years shall be calculated correctly and (d) the information systems shall otherwise comply in all material respects with applicable industry standards and regulatory guidelines regarding the change of the century and year 2000 compliance. Borrowers and Guarantors shall, by no later than July 31, 1999, certify to Lender in writing that its information systems have been modified, updated and programmed as required by this Section. On and after July 31, 1999, the computer-based information systems of Borrowers shall be, and with ordinary course upgrading and maintenance, will continue to be sufficient in all material respects to permit Borrowers to conduct their businesses without any material adverse effect as a result of the year 2000.

9.18 End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 of each year or, as to Huntco Steel, the Saturday nearest December 31 of such year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year or, as to Huntco Steel, the Saturday nearest each such date for each of its fiscal quarters.

9.19 Costs and Expenses. Borrowers shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) all title insurance and other insurance premiums, appraisal fees and search fees; (d) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (e) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (f) costs and expenses of preserving and protecting the Collateral; (g) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters);
(h) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of $650 per person per day for Lender's examiners in the field and office; and (i) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.
9.20 Further Assurances. At the request of Lender at any time and from time to time, each Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrowers representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, each Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

(a) (i) any Borrower or Guarantor fails to pay any of the Obligations within three (3) days after the same becomes due and payable or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1, 9.2, 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17 and 9.19 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach of any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by any Borrower or Obligor to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes, terminates or fails to perform any of the material terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

(d) any judgment for the payment of money is rendered against any Borrower or Obligor in excess of $500,000 in any one case or in excess of $1,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of its assets;

(e) any Borrower or any Obligor dissolves or suspends or discontinues doing business (other than pursuant to a merger by a Borrower or Guarantor into another Borrower or Guarantor to the extent permitted hereunder);

(f) any Borrower or Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property; or

(i) any default by any Borrower or Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or Obligor under any material contract to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

(j)  any Change of Control;

(k) the indictment or threatened indictment of any Borrower or Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings by any governmental unit or agency against any Borrower or Obligor, pursuant to which statute or proceedings by any governmental unit or agency the penalties or remedies sought or available include forfeiture of any of the property of such Borrower or Obligor;

(l) there shall be any event, condition or circumstance which has a Material Adverse Effect;

(m) there shall be an event of default under any of the other Financing Agreements.

10.2  Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrowers or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require any Borrower, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required.

(c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Each Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrowers.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).

(b) Borrowers, Guarantors and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above to the extent such courts have and accept jurisdiction thereof (except that Lender shall have the right to bring any action or proceeding against any Borrower or Guarantor or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or its property).

(c) Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails (unless Lender has taken control of all of the mail of such Borrower or Guarantor), or, at Lender's option, by service upon any Borrower or Guarantor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower shall be deemed in default and judgment may be entered by Lender against such Borrower for the amount of the claim and other relief requested.

(d) BORROWERS, GUARANTORS AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Lender shall not have any liability to Borrowers or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.2 Waiver of Notices. Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices, of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Lender may elect to give shall entitle Borrowers or Guarantors to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of any Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4 Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrowers and Guarantors shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

12.1  Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof.

(b) Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.

(c) In addition, Borrowers may, at any time, upon ten (10) days prior written notice to Lender, terminate this Agreement and the other Financing Agreements.

(d) Upon the effective date of termination or non-renewal of the Financing Agreements, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate to Huntco or any Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, Chicago time.

(e) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(f) If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                           Amount                 Period

          (i)      2% of Maximum Credit     From the date hereof to
                                            and including April 15,
                                            2000
         (ii)      1% of Maximum Credit     From April 16, 2000 to
                                            and including April 15,
                                            2001
        (iii)      1/2 % of Maximum Credit  From the April 16, 2001 to
                                            and including April 14, 2002.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to a Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

(g) Notwithstanding anything to the contrary contained in Section 12.1(f) above, in the event of the termination of this Agreement at the request of any Borrower or Guarantor prior to the end of the term of this Agreement and the full and final repayment of all Obligations and the receipt by Lender of cash collateral all as provided in Section 12.1(a) above, Borrowers shall (i) not be required to pay to Lender an early termination fee if such payments are made to Lender with the initial proceeds of a financing transaction provided or underwritten by First Union National Bank and/or one of its Affiliates to Borrower or Huntco, including, without limitation, a replacement credit facility, a high-yield debt offering, an equity offering through Wheat First Securities, a merger or acquisition transaction through Bowles Hollowell Conner, or any combination thereof and (ii) only be required to pay fifty (50%) percent of the early termination fee that would otherwise be payable in accordance with Section 12.1(f) above if each of the following conditions is satisfied: (A) no Event of Default (or act, condition or event which with notice, lapse of time or both would constitute an Event of Default) shall exist or have occurred, (B) Lender shall have received not less than sixty
(60) days prior written notice of the intention of Borrowers to terminate this Agreement and the other Financing Agreements, and (C) the full repayment of the Obligations and receipt of cash collateral all as provided in Section 12.1(a) above is received upon the consummation of the sale by Borrowers of all of their assets or the sale by the owners of Borrowers of all of the Capital Stock of Borrowers, in any case, in a bona fide arm's length transaction and on commercially reasonable prices and terms with a person other than an Affiliate of any Borrower or Guarantor.

12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Huntco, as agent for Borrowers at its chief executive office set forth below (with a copy to Huntco Steel at its chief executive office set forth below), or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers, Guarantors and their respective successors and assigns, except that Borrowers may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to any Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.
12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

IN WITNESS WHEREOF, Lender, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

 LENDER                                     BORROWERS

 CONGRESS FINANCIAL CORPORATION             HUNTCO STEEL, INC.
 (CENTRAL)
                                            By:
By:
                                            Title:
Title:
                                            Chief Executive Office:
Address:
                                            1200 East Woodhurst
150 South Wacker Drive                      Bldg. J-200
Chicago, Illinois 60606                     Springfield, Missouri


                                            MIDWEST PRODUCTS, INC.

                                            By:
                                            Title:

                                            Chief Executive Office:

                                            735 Evergreen Road
                                            Strafford, Missouri 65757



                                            GUARANTORS

                                            HUNTCO INC.

                                            By:
                                            Title:

                                            Chief Executive Office:

                                            14323 South Outer Forty Drive
                                            Suite 600N
                                            Town & Country, Missouri 63017


                                            HUNTCO NEVADA, INC.

                                            By:
                                            Title:  President

                                            Chief Executive Office:

                                            2347 East Cheyenne
                                            North Las Vegas, Nevada 89030

                                            HSI AVIATION, INC.

                                            By:
                                            Title:

                                            Chief Executive Office:

                                            14323 South Outer Forty Drive
                                            Suite 600N
                                            Town & Country, Missouri 63017